Execution Version

Exhibit 10.26

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

CRESTWOOD EQUITY PARTNERS LP,
AS SELLER
AND
TRES PALACIOS HOLDINGS LLC,
AS BUYER

December 3, 2014

i

TABLE OF CONTENTS
(continued)

6.03 No Violation or Consent	24
6.04 Brokers	24
6.05 Legal Proceedings	24
6.06 Independent Evaluation	24
ARTICLE 7 ADDITIONAL AGREEMENTS OF THE PARTIES	25
7.01 Cooperation and Preservation of Books and Records	25
ARTICLE 8 SURVIVAL	25
8.01 Survival	25
ARTICLE 9 INDEMNIFICATION	26
9.01 Indemnification	26
9.02 Exclusive Remedy Post-Closing	29
9.03 Limitation of Liability	29
9.04 Maximum Liability	29
ARTICLE 10 TAXES	30
10.01 Tax Indemnification	30
10.02 Preparation and Filing of Tax Returns	31
10.03 Procedures Relating to Indemnification of Tax Claims	32
10.04 Treatment of Tax Payments	33
10.05 Transfer Taxes	33
10.06 Purchase Price Allocation	33
ARTICLE 11 MISCELLANEOUS	34
11.01 Governing Law; Waiver of Jury Trial	34
11.02 Entire Agreement	34
11.03 Waiver	34
11.04 Captions	34
11.05 Assignment	34
11.06 Notices	35
11.07 Expenses	36
11.08 Severability	36
11.09 Amendment	36
11.10 Further Assurances	36
11.11 Third-Party Beneficiaries	36
11.12 Counterparts; Exhibits	36
11.13 Confidentiality	36
11.14 Construction	37
11.15 Schedules	37
11.16 Disclaimer - Representations and Warranties	37
11.17 Disclaimer - Statements and Information	38

ii

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Company Interests Assignment Agreement

Schedules

Schedule 1.1(a)	Insurance Claims

Schedule 2.02(b)	Preliminary Settlement Statement

Schedule 3.02(a)(v)	Required Consents

Schedule 5.03(a)	Capitalization; Subsidiaries

Schedule 5.04(a)	Material Contracts

Schedule 5.05(b)	Real Property Proceedings

Schedule 5.05(d)	Real Property Owned

Schedule 5.05(e)	Real Property Leases

Schedule 5.05(f)	Easements

Schedule 5.07	Permits

Schedule 5.09	Legal Proceedings

Schedule 5.10	Environmental Matters

Schedule 5.11	Taxes

Schedule 5.14	Financial Statements

Schedule 5.15	Absence of Undisclosed Liabilities

Schedule 5.16	Absence of Changes

Schedule 5.17	Insurance

Schedule 5.19	Intellectual Property

Schedule 10.01(a)(iii)	Property Tax Litigation

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (“Agreement”) is made and entered into on this [__] day of December, 2014 (“Closing Date”) by and among Crestwood Equity Partners LP, a Delaware limited partnership (“Seller”) and Tres Palacios Holdings LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns one hundred percent (100%) of the outstanding equity interests (the “Company Interests”) of Tres Palacios Gas Storage, LLC, a Delaware limited liability company (the “Company”), which owns a salt cavern natural gas storage facility, an approximately 60-mile bidirectional header system with 10 pipeline interconnects, and related properties, including the compression and equipment, pipelines, measurement, treatment and processing facilities located in one or more of Matagorda, Wharton, and Colorado Counties, Texas and other facilities or property interests, and any additions thereto and betterments, expansions, extensions, renewals, and replacements thereof, including liquid hydrocarbon storage facilities owned by the Company or its Subsidiaries (all together, the “Storage Facility”); and
WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of the Company Interests on the terms and conditions set forth in this Agreement.
AGREEMENTS
NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
ARTICLE 1

DEFINITIONS
1.01    Definitions. Each capitalized term used herein shall have the meaning given such term as set forth below.
“Accounting Referee” means a nationally recognized United States accounting firm as is mutually agreed upon by the Parties, or, if the Parties fail to so agree within five Business Days, the nationally recognized United States accounting firm appointed by the Houston, Texas office of the American Arbitration Association, together with any experts such firm may require in order to resolve a particular dispute; provided that absent the written agreement of the Parties, the Accounting Referee shall not be any accounting firm that has represented either Party within the two (2) years preceding the Closing Date.
“Affiliate” shall mean, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term

“control” shall mean (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing more than fifty percent (50%) of the power to vote in the election of directors, managers or Persons performing similar functions, and (b) ownership of more than fifty percent (50%) of the equity or equivalent interest in any Person or, with respect to any limited partnership, ownership of more than fifty percent (50%) of the general partnership interest in any such Person. For the purposes hereof (other than Articles 9 and 10), neither member of Buyer shall be deemed an Affiliate of Buyer.
“Agreement” shall have the meaning given such term in the introductory paragraph hereof.
“Allocable Tax” shall have the meaning given such term in Section 10.02(b).
“Balance Sheet Date” shall have the meaning given such term in Section 5.14.
“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in Houston, Texas are required or authorized by any Legal Requirement to be closed.
“Buyer” shall have the meaning given such term in the introductory paragraph hereof.
“Buyer Cap” shall have the meaning given such term in Section 9.01(a)(i).
“Buyer Deductible” shall have the meaning given such term in Section 9.01(a)(i).
“Buyer Indemnified Parties” shall have the meaning given such term in Section 9.01(a).
“Charter Documents” shall mean, with respect to any Person, the article or certificate of incorporation, formation or organization and by-laws, limited partnership agreement, partnership agreement or limited liability company agreement, or such other organizational documents of such Person.
“Claim Notice” shall have the meaning given such term in Section 9.01(d).
“Claims” shall mean any and all claims, actions, suits, demands or other Proceedings, whether in the nature of judicial or prejudicial Proceedings, arbitration or mediation Proceedings, made or brought against a Person for recovery of Damages.
“Closing” shall have the meaning given such term in Section 3.01.
“Closing Date” shall have the meaning given such term in the introductory paragraph hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning given such term in the recitals hereof.
“Company Interests” shall have the meaning given such term in the recitals hereof.

“Company Interests Assignment Agreement” shall have the meaning given such term in Section 3.02(a)(i).
“Company Working Capital Adjustment” shall mean the difference between the Effective Time Working Capital and the Target Working Capital.
“Confidential Information” shall mean this Agreement, all other documents and all oral and written information provided by the disclosing Party (i) in relation to the transactions contemplated hereby, including the negotiation and execution of this Agreement and the other documents delivered in connection herewith; or (ii) such other information provided by a Party hereto in connection with its obligations under the Agreement. Notwithstanding the foregoing, Confidential Information shall not include: (a) information that is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Agreement; (b) information that was already known by a Party on a non-confidential basis prior to the Closing Date; (c) information that becomes available to a Party on a non-confidential basis, except in violation of a prohibition against disclosing such information, which is known to the receiving Party; (d) information a Party is required to disclose in connection with any administrative or regulatory approval or filing process in connection with the conduct of it business or the consummation of the transactions contemplated by this Agreement, provided such information is not accorded confidential treatment and (e) Buyer’s ownership of the Company and the acquisition thereof from Seller.
“Creditors’ Rights” shall have the meaning given such term in Section 4.02.
“Damages” shall mean any and all damages, judgments, losses, costs, penalties, fines, court costs, expenses (including reasonable attorneys’ fees) and Liabilities of any kind or character.
“Data Room” means the online e-data room established by Seller and any files, records, information and documents made available therein by Seller to Buyer or its Representatives in connection with the transactions contemplate hereby provided that such files, records, information and documents were placed into the Data Room at least three (3) Business Days prior to the Closing Date.
“Easements” shall mean all easements, rights-of-way, surface use agreements, surface lease agreements, line rights and real property licenses necessary and used in connection with the operation of the Storage Facility and more particularly described at Schedule 5.05(f) attached hereto.
“Effective Time” shall mean 12:01 a.m. on November 1, 2014.
“Effective Time Working Capital” means, as of the Effective Time, the current assets minus the current liabilities of Company, determined in accordance with GAAP, as adjusted to exclude Project Expenses and to reflect the post-Effective Time adjustment to excess system inventory as set forth on the Preliminary Settlement Statement.
“Encumbrances” shall mean any lien, mortgage, deed of trust, security interest, pledge, hypothecation, option, charge, security interest, preferential purchase right, right of first refusal or other encumbrance affecting the Real Property, or any of it.

“Environmental Condition” shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release, or emission of any Hazardous Materials.
“Environmental Legal Requirements” shall mean any and all Legal Requirements which relate in any manner or impose liability with respect to safety, health, the environment, natural resources, pollution, a community’s right to know, worker protection, or the emission, discharge, release, treatment, storage, disposal, management, remediation, or other form of response to, Hazardous Materials, specifically including, without limitation, but by way of example, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and other environmental conservation or protection Legal Requirements, including those imposed under state or local laws.
“Environmental Permits” shall mean all permits, licenses, certificates, registrations, exemptions, identification numbers, applications, consents, approvals, variances, notice of intent, and other authorizations necessary to comply with Environmental Legal Requirements.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, any of the following:
(i)    any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Seller is a member;
(ii)    any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Company is a member; and
(iii)    any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Seller, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.
Any former ERISA Affiliate of Seller (determined immediately prior to the Closing) shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Seller and with respect to liabilities arising after such period for which Seller could be liable under the Code or ERISA.
“Fee Property” shall mean all real property owned in fee by Company and more particularly described at Schedule 5.05(d) attached hereto.

“Final Purchase Price” shall have the meaning given such term in Section 2.02(a).
“Final Settlement Statement” shall have the meaning given such term in Section 2.03(a).
“Financial Statements” shall have the meaning given such term in Section 5.14(a).
“GAAP” means generally accepted accounting principles of the United States, consistently applied.
“Governmental Entity” shall mean any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America, tribal, state, county, municipality or local governmental body or political subdivision.
“Hazardous Materials” shall mean (a) those substances, materials, or wastes included within statutory or regulatory definitions or listings of “hazardous substance,” “special waste” “hazardous waste,” “extremely hazardous substance,” “solid waste,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant” “contaminant” under any Environmental Legal Requirement; and (b) any other substances, materials, or wastes that are or become classified or regulated under any Environmental Legal Requirement.
“Improvements” shall mean all structures, fixtures and facilities located on the Fee Property, the Leased Property or the Easements, and all appurtenances attached to the Fee Property, the Leased Property or the Easements, including, without limitation, all buildings, gathering lines, pipelines, valves, fittings, storage tanks and pumping facilities.
“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.
“Indemnified Party” shall have the meaning given such term in Section 9.01(d).
“Indemnifying Party” shall have the meaning given such term in Section 9.01(d).
“Intellectual Property” shall have the meaning given such term in Section 5.19.
“Knowledge”, wherever used in the phrase “to the knowledge of” Seller or to Seller’s “knowledge” or wherever it is said that Seller has or does not have “knowledge,” shall mean the knowledge, after due inquiry, of Stephen Dougherty, Heath Deneke, Mark Mitchell, or David Hayden.
“Leased Property” means those premises leased by the Company under the Real Property Leases.

“Legal Requirement(s)” shall mean any applicable laws, statutes, codes, rules, regulations, ordinances, judgments, orders, memorandums of agreement, writs, decrees or guidance documents of any Governmental Entity having competent jurisdiction, in each case as in effect on the Closing Date, as applicable.
“Liability” shall mean any liability (including, without limitation, STRICT LIABILITY arising under Environmental Legal Requirements or otherwise), obligation, Indebtedness, expense, claim, loss, damage, or guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, regardless of whether such liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
“Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), operations, properties, assets or Liabilities of Company taken as a whole (whether or not covered by insurance); excluding, in each case, any such circumstance, change, effect or event resulting from or related to (i) changes or conditions affecting the oil and gas, including natural gas, oil, or liquid hydrocarbon storage, gathering, processing or marketing, industries generally (including changes in hydrocarbon pricing and the depletion of reserves), (ii) changes in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions, (iii) changes in economic (including credit markets), regulatory, social or political conditions generally, (iv) changes in Legal Requirements, (v) conditions caused by acts of terrorism or war (whether or not declared) or any manmade disaster or acts of God, (vi) strikes, work stoppages or other labor disturbances; (vii) any change caused by the pending sale of the Company Interests to Buyer, including changes due to the credit rating of Buyer; (viii) any changes in the costs of commodities or supplies; (ix) any changes in quantities injected into, stored in, withdrawn from, or wheeled by the Storage Facility that are not directly related to any breach of any agreement by Company or its Affiliates; (x) any failure, in and of itself, by Company to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; (xi) any matter set forth in the Schedules hereto, except to the extent of any new material developments that arise after the date hereof; (xii) conditions or effects resulting from the announcement of the existence of this Agreement; or (xiii) any loss for which the full amount thereof is claimable by the Company under existing policies set forth on Schedule 1.1(a); provided that the foregoing exclusions in (i), (iii), (iv), (v) and (vi) shall not apply to the extent such events or circumstances have a disproportionate effect on the Company, its assets or the business as compared to other natural gas storage businesses in the United States.
“Material Contracts” shall mean any of the following types of contracts in effect on the date of this Agreement binding upon, affecting or relating to Company or the Storage Facility:
(i)    any contract, agreement or arrangement, that requires aggregate expenditures or payments of more than $500,000 in the individual or in the aggregate;
(ii)    any contract, agreement or arrangement that can reasonably be expected to result in aggregate revenues of more than $500,000 during the current or any subsequent fiscal year;

(iii)    any partnership or joint venture agreement covering the Storage Facility;
(iv)    any security agreement, mortgage or other agreement creating an Encumbrance (other than Permitted Encumbrances);
(v)    any agreement under the FSS, FP, and EIWS rate schedules of the Tariff, pipeline interconnect or operational balancing agreement;
(vi)    any agreement with a Governmental Entity (other than Permits);
(vii)    any contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, security agreement, assignment, pledge, bonds, letters of credit or similar financial contract or Indebtedness;
(viii)    any agreement concerning confidentiality or noncompetition, other than representative confidentiality agreements and noncompetition restrictions entered into in the ordinary course of business such as employment, contracting and consultant agreements
(ix)    any agreement under which the Company has advanced or loaned any amount to any of its directors or officers, the Seller or any Affiliate of the Seller
(x)    any contract or agreement the primary purpose of which is indemnification by or on behalf of the Company; and
(xi)    any contract that is otherwise material to the business or the ownership and operation of Company, and under which the consequences of a default or termination would, individually or in the aggregate, materially and adversely affect the Company.
“Minimum Pad Gas” shall mean the higher of (i) levels necessary to meet all of the obligations under all Material Contracts or (ii) the minimum volume of gas needed as inventory to maintain the long-term operational integrity of the reservoir, including the ability to maintain on a long-term basis the maximum reservoir pressures, working gas capacity, and withdrawal/ deliverability rates at the Storage Facility consistent with historic business practices of the Company.
“Notice Period” shall have the meaning given such term in Section 9.01(d).
“Objection Notice” shall have the meaning given such term in Section 2.03(a).
“Operating Agreement” means that certain Operating Agreement between Company and CMLP Tres Operator LLC, a Delaware limited liability company, dated as of the date hereof.
“Party(ies)” shall have the meaning given such term in the introductory paragraph hereof.
“Permits” shall mean all permits, Environmental Permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals relating to the ownership, operation and maintenance of the Storage Facility.

“Permitted Encumbrances” shall mean the following matters with respect to the Real Property:
(i)    Any lien for Taxes that are not yet due and payable or, if delinquent, that are being contested in good faith through appropriate proceedings;
(ii)    Materialmen’s, mechanic’s, repairmen’s, employees’, contractors’, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith, with all necessary sureties or bonds in place;
(iii)    All rights reserved to or vested in any Governmental Entity to control or regulate any of the Real Property constituting a part of the Storage Facility;
(iv)    All Easements, servitudes, restrictions, reservations, contracts, agreements, terms, conditions and covenants of record used in the operation of the Storage Facility; and
(v)    Encumbrances arising under any financing agreements to which Seller is a party that do not survive Closing;
provided, however, that none of the foregoing that are material and adverse to the business of the Company, taken as a whole, shall be Permitted Encumbrances.
“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity or organization, including any Governmental Entity.
“Pre-Effective Time Period” has the meaning provided such term in Section 10.01(a).
“Preliminary Settlement Statement” shall mean the statement of the Purchase Price as of Closing, to include the Company Working Capital Adjustment and other adjustments provided in Section 2.02, as set forth on Schedule 2.02(b).
“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator.
“Project Expenses” means $486,000.
“Purchase Price” shall have the meaning given such term in Section 2.02(a).
“Real Property” shall mean the Fee Property, the Leased Property, the Easements and the Improvements, collectively.

“Real Property Lease” and “Real Property Leases” shall have the meaning given such term in Section 5.05(e) and are more particularly described at Schedule 5.05(e) attached hereto.
“Required Consents” shall mean those waivers, approvals, consents, filings and notices which are required to be made by or given to Seller to transfer the Company Interests as contemplated herein, as further set forth on Schedule 3.02(a)(vii).
“Seller” shall have the meaning given such term in the introductory paragraph hereof.
“Seller Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not the plan is subject to ERISA), (b) long-term incentive compensation program, (c) short-term incentive compensation program bonus, deferred compensation or incentive compensation plan, (d) employment, consulting, severance pay, change in control, or other plan, arrangement, policy or commitment, and (e) vacation practice or other paid-time off program, in the case of any of the foregoing for which Seller, any of its Affiliates or an ERISA Affiliate may have any Liability or maintained, contributed to, or obligated to be contributed to, by the Company at any time prior to the Closing.
“Seller Indemnified Parties” shall have the meaning given such term in Section 9.01(b).
“Seller Cap” shall have the meaning given such term in Section 9.01(b)(i).
“Seller Deductible” shall have the meaning given such term in Section 9.01(b)(i).
“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.
“Storage Facility” shall have the meaning set forth in the recitals.
“Straddle Period” has the meaning provided such term in Section 10.01(a).
"Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

“Tangible Personal Property” shall mean, to the extent the same do not constitute Improvements, all fittings, tools, spare parts, racks, rectifiers, cathodic protection devices, storage tanks, machinery, equipment, pumps, engines, pipes, valves, connections, gates, pig launchers and receivers, lines, wires, computer hardware, motor vehicles, trailers and other tangible personal property located on the Real Property.
“Target Working Capital” means $1,000,000.00.
“Tax Claim” shall have the meaning given such term in Section 10.03(a).
“Taxes” shall mean (1) all applicable federal, state, local or non-U.S. income, margins, capital gains, capital stock, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, service, occupation, payroll, real property, personal property, unclaimed property, escheate, registration, premium, license, windfall profits, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, excise, customs duties, import, severance, stamp, property, or any other taxes of any kind imposed by a Governmental Entity having jurisdiction, together with any estimated taxes, deficiency assessments, additions to tax, interest and penalties, whether disputed or otherwise, with respect thereto; (2) any liability for the payment of any amounts of the type described in (1) as a result of being or having been a member of a consolidated, combined, unitary or aggregate group for any taxable period; and (3) any liability for the payment of any amounts of the type described in (1) or (2) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify, reimburse, or otherwise assume or succeed to the Tax liability of, any other person.
“Taxing Authority” shall mean any Governmental Entity serving as a Tax authority.
“Tax Return” shall mean any return, report, election, document, estimated tax filing, declaration, claim for refund, information return or other document required to be prepared or obtained, or to be filed with any Governmental Entity with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transfer Taxes” shall mean any transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer taxes).
ARTICLE 2

PURCHASE AND SALE
2.01    Purchase and Sale. On the Closing Date, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall take assignment of the Company Interests, on the terms set forth in this Agreement.
2.02    Purchase Price at Closing.
(a)    The purchase price paid by Buyer at Closing for the Company Interests shall be the sum (such sum, the “Purchase Price”) of One Hundred Thirty Million and 00/100 Dollars ($130,000,000.00), (i) plus the amount of the Company Working Capital Adjustment, if greater than zero; or (ii) minus the amount of the Company Working Capital Adjustment, if less than zero; and (iii) plus Project Expenses. The Purchase Price shall be adjusted after Closing in accordance with Section 2.03 (as so adjusted, the “Final Purchase Price”).
(b)    Buyer shall pay the Purchase Price at Closing by wire transfer of immediately available funds to the account(s) set forth on Schedule 2.02(b).
2.03    Post-Closing Adjustments.
(a)    As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date, Buyer will deliver to Seller a final settlement statement (i) addressing those estimates set forth in the Preliminary Settlement Statement, and (ii) setting forth the actual adjustments to the Purchase Price pursuant to Section 2.02(a) (the “Final Settlement Statement”). As soon as reasonably practicable, but in no event later than ten (10) Business Days after Seller receives the Final Settlement Statement, Seller may deliver to Buyer a written report containing any changes that Seller proposes to be made to such statement (the “Objection Notice”). Such changes shall be specified in reasonable detail with reasonable supporting documentation. Any changes not so specified shall be deemed waived, and Buyer’s determinations shall prevail. If Seller fails to timely deliver the Objection Notice to Buyer containing the changes Seller proposes be made to the Final Settlement Statement, the statement as delivered by Buyer will be deemed to be correct and agreed to by the Parties and such statement will be final and binding on the Parties and not subject to further audit or arbitration. As soon as reasonably practicable, but in no event later than ten (10) Business Days after Buyer receives the Objection Notice, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. Buyer will, and will cause its Affiliates to, provide Seller reasonable access to the books, records and other data as may be required by Seller in order to validate the Final Settlement Statement.
(b)    If the Parties fail to agree on the final adjustments to the Final Settlement Statement within the thirty (30) day period after Buyer’s receipt of the Objection Notice, then each Party shall submit a summary of its position with regard to the disputed items to the Accounting Referee in a written document not to exceed twenty (20) pages, together with copies of the Final Settlement Statement and the Objection Notice. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Referee shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in the Objection Notice based on the materials submitted to the Accounting Referee. The decision of the Accounting Referee will be binding on and non-appealable by the Parties. The fees and expenses associated with the Accounting Referee shall be borne by the losing Party. To the extent that there are multiple decisions made by the Accounting Referee, the fees will be paid proportionately by the losing Parties.
(c)    All items included in the Final Settlement Statement as agreed to by the Parties or as determined by the Accounting Referee will be final and binding between the Parties and not subject to further audit or arbitration.
(d)    If the adjusted Purchase Price as set forth in the Final Settlement Statement is greater than the adjusted Purchase Price as set forth in the Preliminary Settlement Statement, then Buyer shall pay to Seller, within fifteen (15) Business Days after such amounts are so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Seller, the amount of such difference. If the adjusted Purchase Price as set forth in the Preliminary Settlement Statement is greater than the adjusted Purchase Price as set forth in the Final Settlement Statement, then Seller shall pay to Buyer, within fifteen (15) Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by Buyer, the amount of such difference.
ARTICLE 3

PURCHASE AND SALE AND CLOSING
3.01    Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall occur on Closing Date. The Closing shall be held electronically.
3.02    Closing Deliveries.
(a)    At the Closing, Seller shall execute and deliver (or cause to be executed and delivered, as appropriate) to Buyer the following:
(i)    an executed counterpart by Seller of an assignment of the Company Interests (the “Company Interests Assignment Agreement”) attached hereto as Exhibit A evidencing the assignment and transfer to Buyer of the Company Interests;
(ii)    releases of any Encumbrances filed against the Company Interests or the Storage Facility and releases of any guarantees made by Company or otherwise affecting the Company Interests or the Storage Facility;
(iii)    the appropriate Foreign Investment in Real Property Tax Act affidavits in a form acceptable to both Parties;
(iv)    a certificate of good standing or existence of Seller from its state of formation dated not more than ten (10) days prior to the Closing Date;
(v)    all Required Consents listed on Schedule 3.02(a)(v);
(vi)    a certificate, dated the Closing Date and signed by an authorized Person of Seller, certifying as to (i) the completeness and correctness of attached copies of Seller's Charter Documents (including amendments thereto), (ii) resolutions of the required Person of Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the signatories of the Seller executing this Agreement and any other certificate or document delivered in connection herewith;
(vii)    all books and records of the Company, to include originals of all organizational documents (and all amendments thereto) and original minute books, and the seal (if any) of the Company; and

(viii)    such other instruments as may be reasonably requested by a Buyer in order to effectively transfer the Company Interests to Buyer.
(b)    At the Closing, Buyer shall execute and deliver (or cause to be executed and delivered, as appropriate) to Seller:
(i)    an executed counterpart by Buyer of the Company Interests Assignment Agreement;
(ii)    a certificate of good standing or existence of Buyer from its state of formation dated not more than ten (10) days prior to the Closing Date;
(iii)    a certificate, dated the Closing Date and signed by an authorized Person of Buyer, certifying as to (i) the completeness and correctness of attached copies of Buyer’s Charter Documents (including amendments thereto), (ii) resolutions of the required Person of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the signatories of the Buyer executing this Agreement and any other certificate or document delivered in connection herewith; and
(iv)    such other instruments as may be reasonably requested by Seller in order to effectively transfer the Company Interests to Buyer.
(c)    Buyer shall pay the Purchase Price to Seller as described in Section 2.02(b).
ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Seller represents and warrants to Buyer the following:

4.01    Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of its jurisdiction of formation.
4.02    Authority. Seller has all requisite limited partnership power and authority to execute and deliver this Agreement, and Seller has all requisite limited partnership power and authority to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited partnership action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Legal Requirements relating to or affecting the rights of creditors generally, or by general equitable principles (collectively, “Creditors’ Rights”).

4.03    No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation by Seller of the transactions contemplated by this Agreement does not:
(a)    violate or result in a breach of the Charter Documents of Seller;
(b)    violate or result in a breach of or default under any Material Contract to which Seller is a party; and
(c)    (i) violate or result in a breach of any Legal Requirements applicable to Seller or (ii) require any consent or approval of, or notice to, or filing or registration with, any Governmental Authority under any Legal Requirements applicable to Seller.
4.04    Title to Company Interests. Seller owns, holds of record and is the beneficial owner of the Company Interests free and clear of all Encumbrances and restrictions on transfer other than those arising pursuant to (i) this Agreement, (ii) the Charter Documents of Company, or (iii) applicable securities Legal Requirements.
4.05    Legal Proceedings. There is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller by or before any Governmental Entity, which seeks an order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
4.06    Brokers. Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer, or after the Closing, Company, will be liable or obligated.
4.07    Bankruptcy. Seller is, and immediately after Closing will be, Solvent. Seller has not, and is not contemplating (a) making an assignment or any general arrangement for the benefit of creditors, (b) filing a petition or otherwise commencing, authorizing or acquiescing in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, and does not have a petition filed against it, (c) filing an answer or pleading admitting or failing to contest the material allegations of any such petition, or (d) taking any action for its winding up, liquidation or dissolution, and (e) it has not otherwise been adjudged bankrupt or insolvent under any bankruptcy, insolvency, receivership or similar law for the protection of creditors, or (f) consented or is contemplating consenting to any of the actions described in clauses (a) through (e) of this paragraph being taken against it.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING
COMPANY

Seller represents and warrants to Buyer the following:
5.01    Organization and Qualification. Company is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. Company has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.
5.02    Consents and Approvals; No Violation. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not:
(a)    entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to any of the Company Interests;
(b)    conflict with or violate any provision of the Charter Documents of Company;
(c)    result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Company is a party or by which Company or the Storage Facility may be bound;
(d)    violate or conflict with any provision of any Legal Requirement binding upon Company;
(e)    result in, or require, the creation or imposition of, any Encumbrance upon or with respect to the Storage Facility; or
(f)    require Company to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity.
5.03    Ownership; Capitalization; Subsidiaries.
(a)    The authorized, issued and outstanding equity interests of the Company are as set forth on Schedule 5.03(a). The Seller owns beneficially and of record all of the outstanding Company Interests and the Company Interests are owned free and clear of all liens, Encumbrances, charges, voting trusts, restrictions, and claims of every kind (other than restrictions imposed by federal or state securities laws). The Company Interests have been duly authorized and validly issued, are fully paid and nonassessable and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities.
(b)    Schedule 5.03(a) sets forth the issued and outstanding capital stock or other ownership interests of each of the Company's Subsidiaries. All such ownership interests are owned free and clear of all liens, Encumbrances, charges, voting trusts, restrictions, and claims of every kind (other than restrictions imposed by federal or state securities laws). All such ownership interests have been duly authorized and validly issued, are fully paid and nonassessable and were offered, issued, sold and delivered by such Company Subsidiary in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth on Schedule 5.03(a), neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person.
(c)    No subscription, option, warrant, call, conversion right or commitment of any kind exists which obligates the Company or any Company Subsidiary to issue any of its authorized but unissued equity securities. Neither the Company nor any Company Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.
(d)    No equity interests of the Company or any Company Subsidiary were issued in violation of any preemptive or similar rights of any Person and no Person has any preemptive or other right to acquire any equity interest in the Company or any Company Subsidiary. No subscription, option, warrant, call, conversion right or commitment of any kind exists which obligates the Company or any Company Subsidiary to issue any of its ownership interests.
(e)    The Company has not made any distributions to Seller after the Effective Time.
5.04    Material Contracts.
(a)    Schedule 5.04(a) lists all Material Contracts. Seller or Company has furnished or made available to Buyer in the Data Room true, complete and correct copies of all written Material Contracts, together with amendments thereto. All of the Material Contracts are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, and are in full force and effect, subject to Creditors’ Rights. There are no current renegotiations of any amounts paid or payable to Company under current Material Contracts, and no Person has made written demand for such renegotiation. The Material Contracts on Schedule 5.04(a) and the Operating Agreement, constitute all the contracts necessary or required to conduct the business of the Company in the ordinary course consistent with the conduct thereof reflected in the unaudited Financial Statements as of the Balance Sheet Date.
(b)    Neither Company, nor any counterparty thereto, is in default under any Material Contract, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) could reasonably be expected to constitute a material breach or default thereunder. Other than in any Proceeding listed in Schedule 5.09, neither Seller nor Company has received any written communication from, or given any written communication to, any other party indicating that Company or such other party, as the case may be, is in default under any Material Contract.
5.05    Real Property.

(a)    Neither Seller nor Company has received written notice or otherwise been formally advised, nor does Seller or Company have any Knowledge, that any Real Property, or any present use or operation of the Real Property by Company, does not comply with all applicable Legal Requirements (other than Environmental Legal Requirements which are covered by Section 5.10) and all valid covenants, conditions, restrictions, easements, Permitted Encumbrances and similar matters affecting the Real Property.
(b)    Except for amounts disputed in any Proceeding listed in Schedule 5.05(b), all Taxes (and applicable penalties and interest, if any) that are due and payable with respect to Company’s interest in the Real Property have been paid at or prior to the Closing Date.
(c)    There are no outstanding options, rights of first offer, rights of first refusal, or other similar contracts or rights to purchase the Real Property or any portion thereof or interest therein, nor is Company a party to any agreement to lease or purchase real property or interest therein;
(d)    Schedule 5.05(d) sets forth and describes a true, correct and complete list of all Fee Property.
(e)    With respect to each parcel of real property and interest in real property leased or subleased to Company, each of which is listed on Schedule 5.05(e) (individually, a “Real Property Lease” and collectively the “Real Property Leases”), and with respect to the Easements:
(i)    each Real Property Lease and Easement is in full force and effect and is and will continue to be enforceable on identical terms following the consummation of the transactions contemplated by this Agreement;
(ii)    neither Company nor any counterparty thereto is in default under any Real Property Lease or Easement, and no termination, condition or other event by Company or any counterparty thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder;
(iii)    neither Company nor any counterparty thereto has repudiated any provision of any Real Property Lease or Easement; and
(iv)    there are no Proceedings in effect as to any Real Property Lease or Easement.
(f)    Schedule 5.05(f) sets forth and describes a true, correct and complete list of all Easements.
(g)    Except for any rights of access with respect to any Leased Property or any Easement that are, pursuant to the terms of the applicable Real Property Lease or Easement, non-exclusive in nature, there are no leases, subleases, licenses or other occupancy agreements relating to the Real Property for which Company is the lessor, sublessor, licensor or the like, and no third party(ies) is in possession of any of the Real Property nor has any right(s) of possession of any of the Real Property.
(h)    The Fee Property, the Real Property Leases and the Easements, and the Real Property that is the subject thereof, constitute all of the rights in real property necessary for the conduct of the Company’s business as currently conducted.
This Section 5.05 does not include any matters with respect to Environmental Legal Requirements or any violation thereof, with such matters being exclusively addressed in Section 5.10.
5.06    Title and Condition. Company has good and marketable fee simple title to the Fee Property, valid rights under the Easements and valid leasehold interests under the Real Property Leases, in each case free and clear of all Encumbrances, other than the Permitted Encumbrances. Subject to Permitted Encumbrances, Company has good and marketable title to, or a valid leasehold or other contractual interest in, all of the Improvements and Tangible Personal Property included in the Storage Facility. There are no outstanding agreements or options which grant to any Person the right to purchase or otherwise acquire any of the Storage Facility, other than those which have been waived pursuant to the Required Consents. The Storage Facility constitutes all of the material tangible assets that are necessary to operate the business of Company as currently conducted.
5.07    Permits. Schedule 5.07 lists all Permits currently held by the Company, which include all Permits required under Legal Requirements for the ownership, operation and maintenance of the Storage Facility in the ordinary course of business. With regard to each Permit set forth on Schedule 5.07, Company is the lawful licensee or permittee thereunder; each such Permit is in full force and effect; Company is in compliance in all material respects with all material obligations with respect thereto; all fees and other payments due and owing thereunder have been paid in full; there is no formal Proceeding pending with regard thereto; and neither Seller nor Company has received written notice from any Governmental Entity modifying, suspending, revoking, withdrawing, or terminating any such Permit or threatening any of the foregoing.
5.08    Compliance with Laws. Company is in compliance in all material respects with all Legal Requirements applicable to the ownership, use or operation of the Storage Facility. This Section 5.08 does not include any matters with respect to Environmental Legal Requirements or any violation thereof, with such matters being exclusively addressed in Section 5.10.
5.09    Legal Proceedings. Other than those listed in Schedule 5.09, there are no Proceedings pending or, to Seller’s Knowledge, threatened against Company, and there are no governmental investigations pending or, to Seller’s Knowledge, threatened against Company. Neither Seller nor the Company has received, within the last three (3) years, any written notice from any Governmental Entity regarding any actual or alleged violation of any Legal Requirement, including any investigation thereof, by the Company.
5.10    Environmental Matters.
(a)    Except for any matter listed in Schedule 5.10:

(i)    The Storage Facility and the Company’s business have been operated in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Environmental Legal Requirements;
(ii)    All Environmental Permits that are necessary to the operation of the Storage Facility have been obtained and are in full force and effect, and the Storage Facility currently is, and during Seller’s period of ownership has been, operated in compliance in all material respects with the terms and conditions of such Permits;
(iii)    Seller has not received any written notice alleging that Company or the Storage Facility or any operations thereon are not in compliance with all applicable Environmental Legal Requirements, which non-compliance has not been fully and finally resolved;
(iv)    The ownership, operation, or condition of the Storage Facility is not subject to any consent order, compliance order or administrative order relating to or issued under any Environmental Legal Requirement directed specifically to or specifically concerning the Storage Facility; and
(v)    No Hazardous Materials have been disposed of or released at, on, under, about or from the Storage Facility by Company or its Affiliates or, to Seller’s Knowledge, any other Person, except in compliance with, or as would not give rise to Liability under, Environmental Legal Requirements, and, to Seller’s Knowledge, there are no Environmental Conditions on, at, or underlying the Storage Facility that would presently require investigation or remediation under Environmental Legal Requirements. For purposes of this provision, absent the receipt of information which would cause a reasonable and prudent owner of a natural gas storage facility similar to the Storage Facility to conduct such an investigation, reference to “Seller’s Knowledge” herein imposes no obligation on Seller to conduct an environmental investigation, including without limitation, sampling of soil or groundwater at, on or under the Storage Facility or any offsite properties.
(b)    Seller has provided Buyer with copies of all material reports in its possession reflecting the Environmental Conditions of the Storage Facility and any violations of Environmental Legal Requirements that have not been remedied.
5.11    Taxes. Except as set forth in Schedule 5.11:
(a)    Company has not been required under Legal Requirements to file any Tax Return on or prior to the Closing Date;
(b)    all Tax Returns required to be filed on or prior to the Closing Date with respect to the Storage Facility or activities or business of the Company have been timely filed, all such Tax Returns were correct and complete in all respects and were prepared in compliance with all Legal Requirements, and all Taxes due and payable by or with respect to the Storage Facility and activities and business of the Company have been timely paid (whether or not shown as due on any Tax Return);

(c)    there is no claim or adjustment pending, and no written assessment has been proposed, by any Governmental Entity in connection with any Tax relating to the Storage Facility or activities or business of the Company; no Tax Returns relating to the Storage Facility or the activities or business of the Company are under audit, examination, written inquiry or other proceeding by any Governmental Entity, and no Tax Returns relating to the Storage Facility or the activities or business of the Company have been audited or examined for any period ending on or after December 31, 2007;
(d)    there are no agreements or waivers currently in effect (and none have been requested or proposed) that provide for an extension of time with respect to the filing of any Tax Return, or a waiver or extension of any statute of limitations regarding the assessment or collection of any Tax, relating to the Storage Facility or the activities or business of the Company;
(e)    the Company is not party to any Tax allocation or sharing arrangement;
(f)    Company is, and has since its date of inception been, treated as a disregarded entity pursuant to Section 7701 of the Code and corresponding provisions of state and local law;
(g)    no claim has ever been made in a jurisdiction where Tax Returns or Taxes relating to the Storage Facility or the activities or business of the Company have not been filed or paid to the effect that Company may be subject to taxation by that jurisdiction or that Tax Returns or Taxes relating to the Storage Facility or the activities or business of the Company are required to be filed or paid;
(h)    Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; and
(i)    Company has no liability for the Taxes of any other person as a transferee or successor, by contract, or otherwise.

5.12    Employees and Employee Benefits.
(a)    Except as disclosed on Schedule 5.12, the Company has never employed any employees. The Company has complied in all respects with all applicable employment laws (including but not limited to, as applicable, the Labor Management Relations Act, the National Labor Relations Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act and the Fair Labor Standards Act). None of Seller, the Company or any of their Affiliates are parties to a collective bargaining agreement or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees. There is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of Seller, threatened or contemplated relating to the employment or termination of employment of any persons who work or have worked in connection with the Business.
(b)    There does not exist any circumstance that could, upon consummation of the transactions contemplated by this Agreement, result in liability to Buyer or any of its Affiliates for any Taxes or other Liabilities relating to any Seller Benefit Plan, including any “controlled group liability.” As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (%3) under Title IV of ERISA, (%3) under Section 302 of ERISA, (%3) under Sections 412 and 4971 of the Code, and (%3) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, as added by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar applicable Legal Requirements.
(c)    None of the Company, Seller nor any of the ERISA Affiliates have within the last six (6) years had an obligation to contribute to, or had any liability, including any contingent liability, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.
(d)    Except as disclosed on Schedule 5.12, the Company has never maintained, contributed to, or been obligated to contribute to, any each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not the plan is or was subject to ERISA), (b) long-term incentive compensation program, (c) short-term incentive compensation program bonus, deferred compensation or incentive compensation plan, (d) employment, consulting, severance pay, change in control, or other plan, arrangement, policy or commitment, and (e) vacation practice or other paid-time off program. For each program or arrangement listed on Schedule 5.12, Seller has furnished to Buyer, as applicable, complete and correct copies of all (1) written documents comprising the plan or arrangement (or if the arrangement is not in writing, a written summary thereof), (2) the three most recently filed Forms 5500, (3) any top-hat statement filed with the Department of Labor, (4) the funding vehicle for the arrangement, (5) any contract pursuant to which the Company is obligated to indemnify any person in connection with the arrangement, (6) the most recent financial statements. For each program or arrangement listed on Schedule 5.12, the Company has no Liability.
5.13    Brokers. Neither Company nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Buyer, or after the Closing, Company, will be liable or obligated.

5.14    Financial Statements.
(a)    Attached hereto as Schedule 5.14 are: (a) the unaudited balance sheet, statement of income and cash flow of Company as of September 30, 2014 (the “Balance Sheet Date”) and (b) the unaudited balance sheet and statements of income and cash flow of Company as of December 31, 2013 (collectively, the “Financial Statements”). Each of the Financial Statements is prepared from, and is consistent with, the books and records the Company. The Financial Statements present fairly the financial condition and results of operations, changes to member equity and cash flows of the Company and Company Subsidiaries at the respective dates of and for the periods referenced in such Financial Statements. The Financial Statements were prepared in accordance with GAAP, subject to, in the case of the unaudited Financial Statements, typical, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes (that, if included, would not differ materially from those included in the audited Financial Statements). Since the Balance Sheet Date or as disclosed in Schedule 5.15, no Material Adverse Effect has occurred and is continuing.
(b)    Except as set forth on Schedule 5.14, the unaudited balance sheet reflects all material properties and assets, real, personal or mixed, that are owned by the Company as of the Closing Date, except for (x) inventory purchased or sold in the ordinary course of business since the Balance Sheet Date, and (y) other properties and assets (other than capital assets) not in excess of one hundred thousand dollars ($100,000) (in the aggregate) purchased or sold since the Balance Sheet Date in the ordinary course of business.
5.15    Absence of Undisclosed Liabilities. From and after the Balance Sheet Date, Company has not incurred any Liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities (a) which would not be required to be accrued or disclosed on Company’s balance sheet, related statements of income, members equity and cash flows under GAAP, (b) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirements), or (c) which are disclosed in Schedule 5.15 hereto.
5.16    Absence of Changes. Except as provided in Schedule 5.16, since September 1, 2014, there has not been: (a) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Storage Facility; (b) any sale, assignment, lease, transfer, license, abandonment or other disposition by Company of any interest in the Storage Facility; or (c) any agreement to do any of the foregoing. Since December 31, 2013, the Storage Facility have been operated and maintained in the ordinary course of business consistent with past practices.
5.17    Insurance. Schedule 5.17 sets forth a true, correct and complete list of all insurance policies owned by Company or by which Company or the Storage Facility are covered against

Liabilities, all of which are now in full force and effect. Except as set forth in Schedule 5.17, all policies to which Company is a party are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and, to Seller’s Knowledge, no pending notice of default, cancellation or termination has been received by Company.
5.18    Sufficiency of Assets. Company has all of the tangible assets necessary or required to conduct the business of the Company in the ordinary course consistent with the conduct thereof reflected in the unaudited Financial Statements as of the Balance Sheet Date.
5.19    Intellectual Property. Except as set forth on Schedule 5.19, the Company does not own, license or utilize any material registered patents, trademarks, trade names, service marks, copyrights, proprietary software (which, for purposes of clarity, does not include “off-the-shelf” software), domain names on any applications therefor (collectively, “Intellectual Property”), in connection with the Business. The Company has no liability for the infringement of the Intellectual Property of any third party. The Company has a right to all Intellectual Property necessary to conduct the business in the ordinary course.
5.20    Indebtedness. As of the Closing, neither the Company nor any Company Subsidiary has any outstanding Indebtedness.
5.21    Pad Gas. The Company has the Minimum Pad Gas in inventory at the Storage Facility.
5.22    Bankruptcy. Company is, and immediately after Closing will be, Solvent. Company has not, and is not contemplating (a) making an assignment or any general arrangement for the benefit of creditors, (b) filing a petition or otherwise commencing, authorizing or acquiescing in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, and does not have a petition filed against it, (c) filing an answer or pleading admitting or failing to contest the material allegations of any such petition, or (d) taking any action for its winding up, liquidation or dissolution, and (e) it has not otherwise been adjudged bankrupt or insolvent under any bankruptcy, insolvency, receivership or similar law for the protection of creditors, or (f) consented or is contemplating consenting to any of the actions described in clauses (a) through (e) of this paragraph being taken against it.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller the following:
6.01    Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and is in good standing under the Legal Requirements of the State of its formation. Buyer has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

6.02    Approval and Enforceability. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby have been duly and validly approved by all requisite company or partnership action, as applicable, necessary on behalf of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights. At the Closing, all documents required hereunder to be executed and delivered by Buyer will have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to Creditors’ Rights.
6.03    No Violation or Consent. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not:
(a)    result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; or
(b)    require Buyer to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity.
6.04    Brokers. Neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Seller might have any Liability or obligation.
6.05    Legal Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, and there are no governmental investigations pending or, to Buyer’s knowledge, threatened against Buyer, that seek to restrain or enjoin the transactions contemplated by this Agreement.
6.06    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of assets similar to the Storage Facility. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, except for its reliance on Seller’s representations and warranties in Articles 4 and 5, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of Company and the Storage Facility and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by Seller or any of its Affiliates or Representatives, and (b) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting Company and the Storage Facility. Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller, Company nor any of their representatives or Affiliates make any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company or the future business and operations of Company, or (b) any other information or documents made available to each Buyer or its representatives with respect to Company, or its business, the Storage Facility, liabilities or operations, except as expressly set forth in this Agreement, and that all such projections, estimates, budgets or other information or documents have been furnished to Buyer solely as an accommodation. Buyer further acknowledges that it has not relied on any representation not expressly set forth in this Agreement.
ARTICLE 7

ADDITIONAL AGREEMENTS OF THE PARTIES
7.01    Cooperation and Preservation of Books and Records. The Parties recognize that the Parties and their respective Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other Party; therefore, the Parties shall (a) use commercially reasonable efforts to properly retain and maintain such records until the thirtieth (30th) day following the last date on which the period to which such records relate is subject to audit by any Governmental Entity, and (b) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege and any documents that are covered by the work product doctrine, allow the requesting Party and its respective agents and other representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as the requesting Party may deem necessary or appropriate from time to time for use in connection with the preparation of Tax Returns or in connection any Proceeding, Claim or Tax audit. Such inspection, review and copying of records shall be conducted during normal business hours and at the requesting Party’s expense.
ARTICLE 8

SURVIVAL
8.01    Survival. Except as otherwise expressly provided herein, the indemnification provisions in Article 9 in respect of the covenants and obligations of the Parties under this Agreement shall survive Closing for the applicable statute of limitations period. The indemnification provisions in Section 9.01(b) in respect of the representations and warranties of Buyer under this Agreement shall survive the Closing for a period of fifteen (15) months with the exception that the indemnities in respect of the representations and warranties in Sections 6.01, 6.02, 6.03 and 6.04 shall survive for the applicable statute of limitations period. The indemnification provisions in Section 9.01(a) in respect of the representations and warranties of Seller under this Agreement shall survive the Closing for a period of fifteen (15) months with the exception that the indemnities in respect of the representations and warranties in (a) Section 5.11 and Section 5.12 shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations, and (b) Sections 4.01, 4.02, 4.03, 4.04, 4.06, 5.01, 5.02, 5.03, 5.06 and 5.13 shall survive for the applicable statute of limitations period. The indemnification provisions in Section 10.01 in respect of pre-Effective Time Taxes shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations plus any extensions or waivers thereof. A Buyer Indemnified Party or Seller Indemnified Party seeking a remedy pursuant to Section 9.01 or Section 10.01, as applicable, for a breach of a representation or warranty must commence a Claim with respect to such a breach within the applicable survival period noted above. In the event that a Claim for indemnification is properly brought under Section 9.01 or Section 10.01 within any applicable survival period, the survival period under this Section with respect to the breach of the applicable representation or warranty shall toll or be deemed to have tolled, with respect to such Claim only, until such Claim is ultimately resolved by a written instrument executed by each of the Parties or finally resolved by a court of competent jurisdiction. If a Buyer Indemnified Party or Seller Indemnified Party fails to commence a Claim arising from the breach of a representation or warranty hereunder within the applicable survival period, such Buyer Indemnified Party or Seller Indemnified Party shall be deemed to have waived such Claim and all Damages related thereto.
ARTICLE 9

INDEMNIFICATION
9.01    Indemnification.
(a)    Subject to the survival provisions set forth in Article 8 and the limitations set forth in this Section 9.01(a), from and after Closing, Seller shall indemnify, defend, hold harmless and release Buyer, its Affiliates (including the Company), and its and their respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Claims, Liabilities and Damages suffered by Buyer Indemnified Parties, that arise out of, result from or are payable as a result of the (1) breach of any representation or warranty made by Seller in this Agreement, and (2) the failure of Seller to perform any covenant or obligation required to be performed by it under this Agreement; provided, however, that the obligations of Seller under this Section 9.01(a) shall be subject to the following limitations:
(b)    Notwithstanding anything to the contrary in this Agreement, (a) Seller shall not be obligated to indemnify, defend, hold harmless or release Buyer Indemnified Parties for any Damages pursuant to Section 9.01(a)(1) to the extent (1) the aggregate amount of Damages with respect to any particular breach of any representation or warranty does not exceed $250,000, and for such purposes, all Claims arising out of or relating to the same events or circumstances shall be deemed to be a single breach (the “Buyer Deductible”) or (2) the aggregate amount of all such Damages exceeds fifteen percent (15%) of the Final Purchase Price (the “Buyer Cap”), provided that the representations and warranties in Sections 4.01, 4.02, 4.03, 4.04, 4.06, 5.01, 5.02, 5.03, 5.06, 5.11, 5.12 and 5.13 shall not be subject to either the Buyer Deductible or the Buyer Cap.
(i)    Reserved.
(ii)    Reserved.

(iii)    The Parties acknowledge and agree that the intent of subsection (i) above, and this Agreement, other than as expressly set forth in Section 9.01(a)(i), is that the Seller shall have no liability or responsibility for Damages in amounts below the Buyer Deductible or in excess of the Buyer Cap, and that all Damages in amounts below the Buyer Deductible or exceeding the Buyer Cap, as applicable, with respect to the matters set forth in, and subject to, Section 9.01(a)(i) shall be borne by Buyer.
(iv)    Seller shall have no liability pursuant to this Article 9 in respect and to the extent of any item or any losses that have been reflected as a deduction in determining the Purchase Price hereunder or is otherwise reflected as a liability or reserve in Effective Time Working Capital as finally determined pursuant to Section 2.03 or any liability or reserve reflected in the Company’s most recent balance sheet.
(v)    The Parties shall have a duty to mitigate any loss for which indemnity is sought in connection with this Agreement. The Seller Indemnified Parties and the Buyer Indemnified Parties, as applicable, shall use their commercially reasonable efforts to seek third party and insurance recoveries in respect of losses under existing policies set forth on Schedule 1.1(a). In the event any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of reasonable third party out-of-pocket costs and expenses of such recoveries but not including any costs or expenses attributable to increases in insurance premiums) by a Seller Indemnified Party or a Buyer Indemnified Party subsequent to the receipt by such indemnified party of an indemnification or other payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, appropriate refunds shall be made promptly to the indemnifying party regarding the amount of such payment.
(c)    Subject to the survival provisions set forth in Article 8, from and after Closing, Buyer shall indemnify, defend, hold harmless and release Seller, its Affiliates, and its and their respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Claims, Liabilities and Damages that arise out of, result from or are payable as a result of the (1) the breach of any representation or warranty made by such Buyer in this Agreement or (2) failure of such Buyer to perform any covenant or obligation required to be performed by it under this Agreement, provided, however, that the obligations of Buyer under this Section 9.01(b) shall be subject to the following limitations:
(i)    Notwithstanding anything to the contrary in this Agreement, (a) Buyer shall not be obligated to indemnify, defend, hold harmless or release Seller Indemnified Parties for any Damages pursuant to Section 9.01(b)(1) to the extent (1) the aggregate amount of Damages with respect to any particular breach of any representation or warranty does not exceed $250,000, and for such purposes, all Claims arising out of or relating to the same events or circumstances shall be deemed to be a single breach (the “Seller Deductible”) or (2) the aggregate amount of all such Damages exceeds fifteen percent (15%) of the Final Purchase Price (the “Seller Cap”), provided that the representations and warranties in Sections 6.01, 6.02, 6.03, and 6.04 shall not be subject to either the Seller Deductible or the Seller Cap.

(ii)    The Parties acknowledge and agree that the intent of subsection (i) above, and this Agreement, other than as expressly set forth in Section 9.01(b)(i), is that the Buyer shall have no liability or responsibility for Damages in amounts below the Seller Deductible or in excess of the Seller Cap, and that all Damages in amounts below the Seller Deductible or exceeding the Seller Cap, as applicable, with respect to the matters set forth in Section 9.01(a)(i) and subject to Section 9.01(a)(i) above shall be borne by Seller.
(d)    In the event that any Claim for which a Party (each an “Indemnifying Party”) would be liable to another Party or another Person indemnified under this Section 9.01 (each collectively, an “Indemnified Party”) is asserted against or sought to be collected from such Indemnified Party by a non-Affiliate third Person, the Indemnified Party shall notify the Indemnifying Party in writing of such Claim promptly after becoming aware of such Claim, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that no failure or delay in the giving of such Claim Notice shall relieve the Indemnifying Party of any Liability hereunder, except to the extent the Indemnifying Party is prejudiced by such omission or delay. The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized during the Notice Period, after giving additional notice to the Indemnifying Party, to file any motion, answer or other pleading necessary to protect its interests or those of the Indemnifying Party and not prejudicial to the defense of such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, then the Indemnifying Party shall, at its own expense, assume the defense of any such Claim either directly or through its insurer. In such case, but subject to Section 9.01(d) below, the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel (with the approval of the Indemnified Party, not to be unreasonably withheld), and settle or prosecute such proceeding to a final conclusion, and the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third-party Claim, or any cross-complaint against any Person. To the extent the Indemnifying Party elects not to assume the defense of any Claim for which it has an indemnity obligation under this Section 9.01, the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense incurred (but only if and to the extent the Indemnified Party is actually entitled to indemnification hereunder) in regard to such Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate Proceedings. In such circumstances, the Indemnified Party shall defend such Claim in good faith and have full control of such defense and Proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Claim, if indemnification is to be sought hereunder, without the Indemnifying Party’s consent, which consent will not be unreasonably delayed or withheld. Additionally, in such circumstances, the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.01

(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless (A) such settlement includes a full and unconditional release of such Indemnified Party from all liability on Claims that are the subject matter of such Proceeding and from all future liability arising under the same or substantially identical cause of action applied to the continuing operation of the same facts or circumstances, (B) such settlement does not contain any admission of wrongdoing or illegal conduct and (C) the Indemnifying Party has agreed in writing that it is liable to pay the full amount of the settlement to the extent pertaining to such Indemnified Party.
(e)    If a Party becomes an Indemnified Party, it shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party’s books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Section 9.01; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney-client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney-client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.
9.02    Exclusive Remedy Post-Closing. From and after Closing, Section 9.01 shall be the exclusive remedy of both Parties for monetary Damages for breach of this Agreement and each of the Parties hereby waives any other Claim, cause of action, or remedy for monetary Damages that it might assert against the other, whether under statutory or common law, or any other Legal Requirement; provided that nothing in this Section 9.02 shall prevent either Party from (a) seeking specific performance, injunctive or similar equitable relief for Claims of breach or failure to perform covenants performable under this Agreement at any time after the Closing or (b) pursuing, and recovering in respect of, any claim based on actual fraud.
9.03    Limitation of Liability. OTHER THAN FOR FRAUD, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT, OR SPECIAL DAMAGES, ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT. This Section shall in no way limit or qualify the Parties’ indemnification obligations under Section 9.01 with respect to Claims made against any Party by a non-Affiliate third Person.

9.04    Maximum Liability. Other than for fraud and Seller’s obligations pursuant to Sections 10.01(a)(i) and 10.01(a)(iii), the foregoing which shall not be subject to or taken into account in determining any monetary limitation hereunder, no Party’s aggregate liability hereunder shall exceed the Final Purchase Price.
ARTICLE 10

TAXES
10.01    Tax Indemnification.
(a)    Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against (including all Liabilities and Damages arising from or relating to) (i) any and all Taxes of, or pertaining or attributable to, the Company (and any Taxes of Seller or any other Person for which the Company may be liable by contract, operation of law, or otherwise) with respect to any taxable period ending on or before the Effective Time (the “Pre-Effective Time Period”) and the portion ending on the Effective Time of any taxable period that begins before and ends after the Effective Time (a “Straddle Period”) and (ii) the breach of any representations and warranties set forth in Section 5.11, and without limiting the generality of the foregoing, (iii) the property tax litigation matters set forth on Schedule 10.01(a)(iii) (without regard to any period of time, including any reference to the Straddle Period).
(b)    With respect to a Straddle Period, the portion of Taxes attributable to the portion of such taxable period ending at the Effective Time shall be calculated as though the tax year terminated at the Effective Time; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Effective Time and the denominator of which shall be the number of days in the taxable period.
(c)    Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and against any and all Taxes (other than those subject to Section 10.01(a)(iii)) of, or pertaining or attributable to, the Company with respect to any taxable period or portion of a Straddle Period that begins after the Effective Time.
(d)    The indemnities provided in this Section 10.01 shall survive the Closing until 90 days after the expiration of the applicable statutes of limitation plus any extensions or waivers thereof.
(e)    The Tax indemnification rights, obligations, and procedures set forth in this Article shall in no way be limited or modified by Articles 8 or 9.
(f)    The Parties agree that the indemnification provisions set forth in this Section 10.01 shall not apply to any Taxes to the extent such Taxes are explicitly accounted for in the calculations of the purchase price adjustments set forth in Section 2.03.Any refund of Taxes received by or credited to Buyer, the Company or any of their Subsidiaries (or any of their respective

Affiliates) or to which any of them is entitled with regard to, attributable to, or arising with respect to the Pre-Effective Time Period or the pre-Effective Time portion of the Straddle Period for the Company or any of its Subsidiaries shall be solely for the account of Seller (and none of Buyer, the Company nor any of their Subsidiaries (or any of their respective Affiliates) shall have any interest therein), and any such refunds shall be promptly paid to Seller after actual receipt thereof by Buyer (net of any Liabilities or Damages incurred by Buyer and its Affiliates that have not otherwise been reimbursed pursuant to the terms hereof), the Company or any of their Subsidiaries (or any of their respective Affiliates).
10.02    Preparation and Filing of Tax Returns.
(a)    Except as may be required by Legal Requirements, no amended Tax Return shall be filed, and no change in any Tax accounting method or Tax election shall be made by, on behalf of, or with respect to the Company, for any Pre-Effective Time Period without the consent of Seller, which may be withheld in Seller’s sole discretion. On or before the Closing Date, Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Pre-Effective Time Periods that are due on or before the Closing Date, and shall pay all Taxes due with respect to such Tax Returns. At least twenty (20) days prior to the due date (including any extensions) of such Tax Returns, Seller shall furnish a copy of such Tax Return to Buyer. Seller shall permit Buyer to review and comment on such Tax Returns.
(b)    Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for and with respect to the Company that are filed after the Closing Date, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company. With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to the Company, Buyer shall cause such Tax Return to be prepared, and shall cause to be included in such Tax Return all Tax items required to be included therein. Buyer shall prepare such Tax Return in a manner consistent with practices followed in prior years with respect to similar Tax Returns and in compliance with the Legal Requirements of each respective jurisdiction. At least twenty (20) days prior to the due date (including any extensions) of such Tax Return, Buyer shall furnish a copy of such Tax Return to Seller. Buyer shall permit Seller to review and comment on such Tax Return. Seller shall pay to Buyer an amount equal to the portion of such Taxes which relates to a Pre-Effective Time Period or the portion of a Straddle Period ending on the Effective Time (“Allocable Tax”) no later than the due date of the Tax Return but only to the extent that such amount has not been given effect in the calculation of any Purchase Price adjustment pursuant to Section 2.03. Buyer shall refund to Seller an amount equal to any Allocable Tax not properly allocable to Seller pursuant to the provisions of this Section 10.2(b), but only to the extent such amount has not been given effect in the calculation of any purchase price adjustment pursuant to Section 2.03. Buyer shall timely file such Tax Return with the appropriate Taxing Authority and pay all Taxes due with respect to such Tax Returns.
(c)    If a dispute arises between Seller and Buyer as to the amount of Taxes or Allocable Taxes for a Straddle Period or any other issues with respect to a Tax Return described in Section 10.02(b) covering a Straddle Period, the Parties shall attempt in good faith to resolve such dispute. Upon resolution of any disputed items, Buyer shall timely file such Tax Return and pay all Taxes due with respect to such Tax Return. If the dispute is not resolved by the time for filing of such Tax Return, Buyer shall timely file the Tax Return and pay the Taxes due, and the Parties shall jointly request that the Accounting Referee resolve any issue, which resolution shall be final, conclusive and binding on the Parties. The scope of the Accounting Referee’s review shall be limited to the disputed items and the Parties, shall, if necessary, file an amended Tax Return reflecting the final resolution of the disputed items. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Accounting Referee in resolving the dispute shall be borne 100% by the Party whose position is not sustained by the Accounting Referee (or in proportion to the extent to which each Party’s position is not sustained by the Accounting Referee, if applicable). Any payment required to be made as a result of the resolution of the dispute by the Accounting Referee shall be made within ten (10) days after such resolution, together with any interest determined by the Accounting Referee to be appropriate. Buyer shall not extend the statute of limitations with respect to any Tax Return of the Company for any Pre-Effective Time Period without the written consent of Seller, such consent not to be unreasonably withheld, delayed or conditioned.
(d)    Buyer and Seller agree to provide such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 10.02(d) or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties in accordance with Section 11.13.
10.03    Procedures Relating to Indemnification of Tax Claims.
(a)    If a claim is made by any Taxing Authority for which Seller is or may be liable pursuant to this Agreement, Buyer shall notify Seller in writing within ten (10) Business Days of receipt by Buyer of notice of such claim. (each claim, by a Taxing Authority, for which either Seller or Buyer could be liable pursuant to this Agreement, a “Tax Claim”).
(b)    With respect to any Tax Claim, other than any tax claim for Taxes in the nature of an income tax (which contest shall be controlled by Buyer, at Seller’s sole cost and expense) for which Seller is liable or the beneficiary, Seller, at Seller’s expense shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and Buyer shall execute or cause to be executed powers of attorney or other documents reasonably necessary to enable Seller to take all reasonable actions desired by Seller with respect to such claim. Seller shall permit Buyer to participate in (but not control), at Buyer’s sole cost and expense, such proceeding through counsel chosen by Buyer and shall keep Buyer reasonably informed as to the status of such proceeding. Seller may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Claim, and may initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by Seller with respect to such Tax Claim. Notwithstanding the foregoing, Seller and Buyer shall jointly control all proceedings in connection with any Tax Claim relating solely to Taxes for a Straddle Period, and all costs and expenses related to such proceedings shall be borne 50% by Buyer and 50% by Seller. No Party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other Party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent shall be considered to be unreasonably withheld if such settlement has no adverse effect on the other Party).
(c)    Buyer and its Affiliates (including after the Effective Time, the Company), on the one hand, and Seller, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention and, at the contesting Party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Claim, and making employees and representatives available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
10.04    Treatment of Tax Payments. Except as otherwise required by applicable Legal Requirements, the Parties shall treat any indemnification payment made pursuant to this Agreement and any payments made pursuant to Section 2.03 as a purchase price adjustment for Tax purposes.
10.05    Transfer Taxes.
10.06    Purchase Price Allocation. The Parties shall treat the sale and purchase of the Company Interests for United States federal income Tax purposes as the sale and purchase of the assets of the Company, and no Party shall take any Tax position inconsistent with such treatment, unless otherwise required by Legal Requirements. The Seller Parties and the Buyer Parties agree that the Final Purchase Price will be allocated among the assets of the Company for all Tax purposes in a manner consistent with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. No later than thirty (30) Days after the Closing Date, the Buyer shall prepare and deliver to Seller for Seller review and comment, a copy of the Form 8594 and any required exhibits thereto (the “Purchase Price Allocation Statement”) allocating the Final Purchase Price among the Company assets. The Buyer Parties shall prepare and deliver to Seller, from time to time, for Seller’s review and comment, revised copies of the Purchase Price Allocation Statement (the “Revised Purchase Price Allocation Statements”) so as to reflect any matters on the Purchase Price Allocation Statement that need updating (including adjustments to the Purchase Price pursuant to Section 2.02, if any). Within thirty (30) days of delivery of the Purchase Price Allocation Statement or the Revised Purchase Price Allocation Statements, as the case may be, the Seller Parties shall review and comment on or approve such statements. Buyer Parties will revise such Purchase Price Allocation Statement or Revised Purchase Price Allocation Statement to reflect reasonable comments received from Seller. If Seller approves the allocation of the Final Purchase Price (which shall be evidenced by a Purchase Price Allocation Statement or the Revised Purchase Price Allocation Statements signed by each of the Parties), the Buyer, and Seller shall file all Tax Returns and information reports in a manner consistent with such agreed allocation and shall take no position inconsistent therewith. In the event that the Buyer and Seller are unable to agree on such allocation within thirty (30) days after the delivery of the Purchase Price Allocation Statement or the Revised

Purchase Price Allocation Statements, as the case may be, the Parties shall negotiate in good faith to reach agreement.
ARTICLE 11

MISCELLANEOUS
11.01    Governing Law; Waiver of Jury Trial.
(a)    This Agreement and any disputes arising out of or relating to this Agreement or any contemplated transaction hereunder shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction. EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, INCLUDING WITH RESPECT TO ANY SUCH PROCEEDING TO WHICH ANY LENDING SOURCE IS A PARTY.
(b)    The Parties mutually consent to the jurisdiction of the federal and state courts in Harris County, Texas and agree that any action, suit or proceeding concerning, related to or arising out of this Agreement and the negotiation of this Agreement will be brought only in a federal or state court in Harris County, Texas and the Parties agree that they will not raise any defense or objection or file any motion based on lack of personal jurisdiction, improper venue, inconvenience of the forum or the like in any case filed in a federal or state court in Harris County, Texas. The Parties mutually agree that this Agreement is a “major transaction” within the meaning of the Texas Civil Practice and Remedies Code § 15.020 and as such agree that any action or suit arising from this Agreement shall be brought in Harris County, Texas, and venue shall be in Houston, Harris County, Texas.
11.02    Entire Agreement. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein and therein) constitute the entire agreement between the Parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby. The Parties make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement. In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby, the terms of this Agreement shall be controlling.
11.03    Waiver. No waiver of any of the provisions of this Agreement shall be effective unless in writing signed by the applicable Party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
11.04    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.05    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of either Buyer or Seller, as applicable, and any such assignment that is not consented to shall be null and void.
11.06    Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses and facsimile numbers of the Parties shall be as follows:

For Seller to:	Crestwood Equity Partners LP 700 Louisiana Street, Suite 2060 Houston, Texas 77002 Attn: General Counsel Facsimile: (832) 519-2250
For Buyer to:	Tres Palacios Holdings LLC 700 Louisiana Street, Suite 2060 Houston, Texas 77002 Attn: General Counsel Facsimile: (832) 519-2250
with copies (which shall not itself constitute notice) to: Crestwood Midstream Partners LP 700 Louisiana Street, Suite 2060 Houston, Texas 77002 Attn: General Counsel Facsimile: (832) 519-2250

Brookfield Infrastructure Fund GP II LLC
Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281
Attn: Mark Srulowitz
Fax: 212-417-7272
Mark.Srulowitz@Brookfield.com
Brookfield Asset Management
Brookfield Place
181 Bay Street, Suite 300
Toronto, ON M5J 2T3
Attn: James Rickert
Fax: 416-365-9642
James.Rickert@Brookfield.com

Each Party shall have the right, upon giving five (5) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.
11.07    Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel, accountants and consultants).
11.08    Severability. The unenforceability or invalidity of any one or more portions or provisions of this Agreement shall not affect the enforceability or validity of the remaining portions or provisions of this Agreement.

11.09    Amendment. This Agreement (including the documents, attachments, exhibits, annexes, instruments and the schedules referred to herein) may not be amended except by an instrument in writing signed by each of the Parties.
11.10    Further Assurances. If at any time after the Closing, any further action is reasonably necessary to transfer the Company Interests to Buyer, Buyer and Seller shall execute such additional conveyances or other instruments as necessary to more effectively transfer, convey and assign the Company Interests to Buyer.
11.11    Third-Party Beneficiaries. Other than as expressly set forth herein, including under Article 9, nothing in this Agreement is intended to create any third-party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention.
11.12    Counterparts; Exhibits. This Agreement may be executed in one or more counterparts (delivery of which may be made by facsimile or by email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.
11.13    Confidentiality.
11.14    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; and (d) the word “including” means “including, without limitation” and the word “or” is inclusive.
11.15    Schedules. The inclusion of any information in any Schedule shall not be deemed to indicate that such information is required to be disclosed, or establish or be an admission of any level of materiality or similar threshold.
11.16    Disclaimer - Representations and Warranties. EACH BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLES 4 and 5, (A) NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY,

IMPLIED, WRITTEN, ORAL OR OTHERWISE AND (B) SELLER, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED, WRITTEN, ORAL OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING: (I) TITLE, (II) ANY COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE, (III) ANY CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA ASSOCIATED WITH COMPANY, (IV) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE ASSETS, (V) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS OR ANY ENVIRONMENTAL LIABILITY, (VI) ANY FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE ASSETS OR THE MEMBERSHIP INTERESTS, (VII) THE ABSENCE OF PATENT OR LATENT DEFECTS, (VIII) THE STATE OF REPAIR OF THE ASSETS, (IX) MERCHANTABILITY OR CONFORMITY TO MODELS, (X) ANY RIGHTS OF ANY MEMBER OF THE BUYER INDEMNIFIED PARTIES UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (XI) FREEDOM FROM PATENTS, COPYRIGHT OR TRADEMARK INFRINGEMENT, (XII) FITNESS FOR A PARTICULAR PURPOSE, AND (XIII) PRODUCTION RATES, OPERATIONAL CAPABILITIES, OR CONTRACT OBLIGATIONS WITH RESPECT TO ANY OF THE PROPERTIES WHERE THE HYDROCARBONS THEREFROM ARE STORED IN AND TRANSPORTED THROUGH THE FACILITY, OR THE QUALITY, QUANTITY OR VOLUME OF HYDROCARBONS, IF ANY, STORED IN AND TRANSPORTED THROUGH THE FACILITY. EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLES 4 AND 5, SELLER’S INTERESTS IN COMPANY ARE BEING TRANSFERRED THROUGH THE SALE OF THE TRANSFERRED INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND BUYER AND ITS AFFILIATES AND ITS REPRESENTATIVES EXPRESSLY DISCLAIM RELIANCE UPON, ANY OTHER REPRESENTATIONS OR WARRANTIES, OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF COMPANY AND THE ASSETS.
11.17    Disclaimer - Statements and Information. SELLER, FOR ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXCEPT TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLES 4 and 5, ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, DATA AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR ANY OTHER MEDIUM, BY COMPACT DISC, EMAIL, OR THUMB DRIVE, IN THE DATA ROOM OR OTHERWISE) AT ANY TIME TO THE BUYER INDEMNIFIED PARTIES ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ALL OF WHICH HAS BEEN FURNISHED SOLELY AS AN ACCOMMODATION, INCLUDING, INFORMATION, DATA OR MATERIALS REGARDING: (A) TITLE TO THE ASSETS, (B) COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE

ASSOCIATED WITH THE ASSETS, (C) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE ASSETS, (D) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS OR BUDGET INFORMATION, (E) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE ASSETS, (F) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS OR ANY ENVIRONMENTAL LIABILITY, (G) FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE ASSETS, (H) THE ABSENCE OF PATENT OR LATENT DEFECTS, (I) THE STATE OF REPAIR OF THE ASSETS, (J) ANY WARRANTY REGARDING MERCHANTABILITY OR CONFORMITY TO MODELS, (K) ANY RIGHTS OF ANY MEMBER OF THE BUYER INDEMNIFIED PARTIES UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OR ADJUSTMENT OF THE PURCHASE PRICE, (L) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, (M) WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (N) ANY WARRANTY REGARDING FITNESS FOR A PARTICULAR PURPOSE, AND (O) PRODUCTION RATES, OPERATIONAL CAPABILITIES, OR CONTRACT OBLIGATIONS WITH RESPECT TO ANY OF THE PROPERTIES WHERE THE HYDROCARBONS THEREFROM ARE STORED IN AND TRANSPORTED THROUGH THE FACILITY, OR THE QUALITY, QUANTITY OR VOLUME OF HYDROCARBONS, IF ANY, STORED IN AND TRANSPORTED THROUGH THE FACILITY.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER: Crestwood Equity Partners LP By: Name: Title:
BUYER: Tres Palacios Holdings LLC By: Name: Title:

EXHIBIT A

COMPANY INTERESTS ASSIGNMENT AGREEMENT